CONTRIBUTION AGREEMENT

(Carrington Park – 1801 Champlin Drive, Little Rock, Arkansas)

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of May 2, 2014 by and among INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Operating Partnership”) and the parties listed on Schedule A attached hereto (collectively, the “Contributors”, each, a “Contributor” ).

RECITALS

A. The Operating Partnership desires to acquire the Property (as defined on Exhibit A; and any other capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms on Exhibit A).

B. The Contributors desire to transfer the Property to the Operating Partnership in exchange for, among other things, cash consideration and/or units of limited partner interests in the Operating Partnership (the “OP Units”), and the Operating Partnership desires to pay such cash consideration and/or issue such OP Units in exchange for the Property, as more particularly described herein.

D. NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT
ARTICLE 1
CONTRIBUTION OF INTERESTS

Section 1.1 Contribution Transaction. At the Closing, each Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, and the Operating Partnership shall assume, free and clear of all Liens other than Permitted Exceptions, all of Contributors’ right, title and interest in and to the Property and the obligations with respect thereto. The contribution of the Property shall be evidenced by the Transfer Documents.

Section 1.2 Deposit; Consideration for the Property. The total consideration for the contribution of the Property shall be Twenty-One Million Five Hundred Thousand and No/100 Dollars ($21,500,000.00) (the “Total Contributor Consideration”). Subject to the terms and conditions of this Agreement, the Total Contributor Consideration shall be paid as follows:

(a) Within three (3) business days following the date hereof, the Operating Partnership shall deliver to Title Company (in such capacity, the Title Company shall hereinafter be referred to as “Escrow Agent”) a wire transfer of immediately available federal funds in an amount equal to Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) (the “Initial Deposit”), which Initial Deposit shall be held and disbursed by Escrow Agent in accordance with the terms and conditions of Article 9 herein.

(b) To the extent this Agreement is not terminated, or deemed terminated, on or before the expiration of the Due Diligence Period in accordance with Section 2.2 herein, the Operating Partnership shall deliver to Escrow Agent, within one (1) business day following the expiration of the Due Diligence Period, a wire transfer of immediately available federal funds in an additional amount equal to Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) (the "Additional Deposit”) which Additional Deposit shall be held and disbursed by Escrow Agent in accordance with the terms and conditions of Article 9 herein. Until such time as the Additional Deposit is made in accordance with this Section 1.2(b), the Initial Deposit together with any interest earned thereon shall be deemed the “Deposit” herein, and upon making the Additional Deposit in accordance with this Section 1.2(b), the Initial Deposit together with the Additional Deposit and any interest earned thereon shall be deemed the “Deposit” herein. The Deposit shall be deemed immediately earned by Contributors, except as otherwise specifically provided under this Agreement. The Operating Partnership agrees to promptly deliver, or to cause Escrow Agent to deliver, a written acknowledgment by Escrow Agent that the Deposit has been received by and is being held by Escrow Agent pursuant to the terms of this Agreement. Each Contributor’s interest in the Initial Deposit and the Additional Deposit shall be directly proportionate to such Contributor’s percentage interest in the Property as reflected on Schedule A attached hereto. To the extent the Closing occurs in accordance with the terms of this Agreement, the Deposit, except for One Hundred and No/100 Dollars ($100.00) of same which shall under all circumstances be retained by Contributors and deemed as independent contract consideration (the “Independent Consideration”), shall be applied toward any Operating Partnership obligation to pay Cash Consideration (as hereinafter defined) to the Contributors, and to the extent the Deposit exceeds the Operating Partnership’s obligation to pay Cash Consideration at Closing, the Deposit (or such applicable portion thereof) shall be returned to the Operating Partnership at Closing.

(c) At Closing, the Operating Partnership shall assume the New Loan (the principal balance of the New Loan so assumed, the “Assumed Debt”) in accordance with the terms and conditions stated at Section 1.5 herein.

(d) At Closing, the Operating Partnership shall, in exchange for each Contributor’s respective percentage ownership interest in the Property, deliver to each Contributor a portion of the Total Contributor Consideration equal to (x) the Total Contributor Consideration minus the Assumed Debt as further adjusted by any prorations required herein, multiplied by (y) such Contributor’s percentage interest shown opposite such Contributor’s name in Schedule A, (each such percentage interest of the balance of the Total Contributor Consideration, a “Contributor’s Consideration”), which shall consist of either (x) the payment of cash consideration in an amount equal to the applicable Contributor’s Consideration (the “Cash Consideration”), or (y) the issuance to the respective Contributor of applicable OP Unit Consideration. “OP Unit Consideration” for any Contributor that elects to receive OP Units in accordance with this Agreement shall mean the number of OP Units having an aggregate dollar value equal to the Cash Consideration otherwise payable to such Contributor, which number of OP Units shall be reasonably determined by the Operating Partnership based on the average value of individual OP Units for the twenty (20) business days immediately preceding the Closing Date.

(e) Each and every Contributor shall elect, by irrevocable written notice received by Operating Partnership within fifteen (15) days following the date hereof (the “Consideration Election Period”), to either accept the applicable OP Unit Consideration or the applicable Cash Consideration on the Closing Date. Any Contributor that fails to make such an election within the Consideration Election Period shall be deemed to have elected to accept Cash Consideration on the Closing Date. Notwithstanding anything to the contrary stated herein, to the extent any Contributor elects OP Unit Consideration, such Contributor may direct Operating Partnership to pay a portion of the Contributor’s Consideration in cash to enable such Contributor to pay certain cash closing obligations at Closing.

Section 1.3 Prorations. At the Closing, all revenue and charges that are customarily prorated in transactions of this nature, including accrued rent currently due and payable, real and personal property taxes, utility charges, accrued interest on the Loan and deposits into lender reserves for taxes, insurance and recurring replacements and other similar periodic charges payable or receivable with respect to the Property shall be prorated between the Contributors and the Operating Partnership, effective as of 11:59PM on the date immediately preceding the Closing. To the extent not applied pursuant to the terms of the Leases, security deposits from Leases (if any) shall be transferred to the Operating Partnership on the Closing Date. If the amount of real and personal property taxes has not been determined as of the Closing Date, such credit shall be based on one hundred five percent (105%) of the most recent ascertainable taxes. Such taxes shall be re-prorated upon issuance of the final tax bill for the year in which the Closing occurs. Any other such amounts that cannot be determined at Closing shall be prorated using reasonable estimates thereof. Thereafter, any over and under payments shall be subject to a true up as soon as commercially reasonable after Closing, provided that any estimated proration shall be final after twelve (12) months from Closing. Any prorated amounts contemplated by this Section 1.3 shall proportionately increase or decrease, as applicable, each Contributor’s Contributor Consideration in accordance with such Contributor’s percentage ownership interests in the Property.

Section 1.4 Tax Treatment of Contribution. The parties hereto intend and agree that, for federal income tax purposes, the contributions, transfers, conveyances and assignments of a Contributor’s respective interest in the Property for OP Units, to the extent such consideration is so elected in accordance with Section 1.2(e), shall be treated as contributions of interests in the Property by such applicable Contributor to the Operating Partnership in accordance with Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 1.5 Existing Loan; New Loan.

(a) The Existing Loan. As of the date hereof, the Property is encumbered by that certain loan evidenced by the documentation listed on Schedule 4.2(h) attached hereto (collectively, the “Existing Loan Documents”; the loan evidenced by the Existing Loan Documents, the “Existing Loan”; the note evidencing the Existing Loan, the “Existing Note”; and the lender of the Existing Loan, the “Existing Lender”). The parties hereto agree that it shall be a condition to Closing that the Existing Loan be defeased and the lien securing the Existing Loan be released from the Property in accordance with the provisions of Section 5(d) of the Existing Note.

(b) Defeasance. So long as this Agreement is not earlier terminated, then two (2) business days following the later of (I) the expiration of the Due Diligence Period, and (II) the Operating Partnership’s deposit of the Additional Deposit with the Escrow Agent, Contributors shall take such actions, at Contributor’s sole cost and expense, as are necessary for the defeasance of the Existing Loan in accordance with Section 5(d) of the Existing Note, including but not limited to (i) engaging a defeasance consultant to supervise the defeasance process and source appropriate defeasance collateral, to the extent reasonably necessary, (ii) requesting and finalizing draft defeasance documentation from the Existing Lender including the Defeasance Security Agreement (as defined in the Existing Note), (iii) paying any deposits required by Existing Lender for legal or other third party fees and paying any other fees or costs payable to Existing Lender, (iv) preparing any opinion of counsel required by Existing Lender, (v) preparing any accountant opinion required by Existing Lender, (vi) obtaining any rating agency approval required by Existing Lender, and (vii) forming and capitalizing any successor entity necessary to act as the continuing borrower after the Existing Loan has been released from the Property (the actions required to defease the Existing Loan, including but not limited to (i)-(vii) hereof, the “Defeasance”). Contributors shall diligently pursue all steps required for the Defeasance, and the Operating Partnership shall use commercially reasonable efforts, at Contributor’s sole cost and expense, to cooperate in such actions in order to facilitate the Defeasance; provided, however, that the Operating Partnership shall have no obligation to incur any liability therewith. All documents and liens evidencing the Existing Loan encumbering the Property must be satisfied or released on or before the Closing Date. This Agreement is expressly contingent upon satisfaction of the Defeasance, and is subject to termination pursuant to the provisions of Section 3.1(a) in the event of the failure of Contributors to complete the Defeasance.

(c) The New Loan. As an accommodation to Contributors, the Operating Partnership agrees to cause IRT UPREIT Lender, LP, a Delaware limited partnership (“New Lender”), to fund a new loan (such new loan, the “New Loan”) to Contributors pursuant to the terms of the New Loan Documents (as hereinafter described) immediately prior to Closing in an amount necessary to defease the Existing Loan upon the following express conditions precedent:

(i) The receipt by the Operating Partnership of a fully-executed settlement statement reflecting all closing costs (including the costs of any title insurance premiums necessary for the Title Company to issue an owner’s policy for the Property (the “Title Premiums”)), sources of funds and payments necessary to consummate the Closing contemplated herein as approved by the parties hereto.

(ii) Escrow Agent has acknowledged receipt, in escrow, of each and every closing deliverable identified at Section 3.3(a) originally executed and acknowledged where necessary by Contributors, the release of such documents and instruments from escrow conditioned solely on (i) the receipt by Escrow Agent, by wire transfer of immediately available funds, of the net proceeds of the New Loan in an amount necessary to complete the Defeasance, (ii) the receipt by Escrow Agent, by wire transfer of immediately available funds, of any Cash Consideration payable pursuant to Section 1.2(d) hereof, (iii) acknowledgement by Escrow Agent that Escrow Agent is in possession of each and every closing deliverable identified at Section 3.3(b), and (iv) authorization by the Operating Partnership to Escrow Agent to release the items described at (i), (ii) and (iii) hereof.

(iii) The Existing Lender has acknowledged that each and every condition to the Defeasance (including but not limited to the receipt by Existing Lender of originally executed Defeasance Security Agreement, evidence of formation and authority of the successor borrower, any necessary loan assumption documents by such successor borrower, any required opinions and other required closing deliverables) has been satisfied except for payment for the Defeasance Collateral (as defined in the Existing Note) as directed by Existing Lender.

(iv) Escrow Agent has acknowledged receipt of any and all documents from Existing Lender evidencing the release of the lien evidenced by the Existing Loan, which are originally executed and acknowledged where necessary, and Escrow Agent has the authority upon funding the net proceeds of the New Loan to, or as directed by, Existing Lender to record said release documents and issue a owner’s policy of title insurance insuring that the Property is free and clear of the lien of the Existing Loan.

(v) To the extent not otherwise stated at (i)-(iv), each and every condition to Closing stated in this Agreement has been satisfied or waived in writing.

At Closing, the Operating Partnership shall assume the New Loan pursuant to the terms of a loan assumption agreement (the “New Loan Assumption Agreement”), the form of which shall be mutually satisfactory to the parties acting reasonably. The parties hereby agree that upon the Operating Partnership taking title to the Property and assuming the liabilities of borrower with respect thereto, the Contributors shall be fully released from all obligations and liabilities under the New Loan. The Operating Partnership’s fee interest in the Property shall be subject to the lien of the mortgage securing the New Loan, which shall be deemed a Permitted Exception hereunder.

ARTICLE 2
EXAMINATION OF THE PROPERTY

Section 2.1 Title Examination. As of the date hereof, the Operating Partnership has ordered a title report (the “Title Report”) from Title Company for the Property. The Operating Partnership shall have fifteen (15) days after the later of (x) the receipt of the Title Report, (y) the receipt of an updated survey of the Property to the extent such updated survey is required by the Operating Partnership, or (z) twenty (20) days from the date of this Agreement (in any of such cases, the “Initial Objection Period”) to provide Contributors with written notice of its objection to any title exceptions stated therein (each an “Initial Objection”). All matters shown in the Title Report with respect to which the Operating Partnership fails to object prior to the expiration of the Initial Objection Period shall be deemed “Permitted Exceptions”; provided, however, Permitted Exceptions shall not include, and Contributors shall be obligated to cure or remove, (i) any mechanic’s lien or any monetary lien (except for taxes and special assessments not yet due and payable) and any deeds of trust, mortgages, or other loan documents secured by the Property (other than the Loan and the Loan Documents), (ii) any title exception which may be satisfied by the payment of a fixed and ascertainable amount, (iii) any title exception which is typically removed by the delivery of a seller’s affidavit, or (iv) any title exception which involves the good standing, authority or status of any Contributor (items (i)-(iv), “Must Cure Objections”). Notwithstanding anything to the contrary contained herein, Contributors shall have no obligations to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of the Operating Partnership’s title Objections other than Must Cure Objections. In the event Contributors are unable or unwilling to eliminate or modify all of the Operating Partnership’s Objections to the reasonable satisfaction of the Operating Partnership (other than Must Cure Objections), the Operating Partnership may (as its sole and exclusive remedy) terminate this Agreement by delivering notice thereof in writing to Contributors by the date that is five (5) days after the Operating Partnership’s written notice to Contributors of the Operating Partnership’s intent to not cure or insure over one or more of such Objections; in which event, the Deposit (except for the Independent Consideration, which shall not be refunded) will be returned to the Operating Partnership, and no party hereunder shall have any remaining obligations other than in connection with obligations expressly surviving hereunder. If any matter arises that was not previously disclosed in the Title Report or on the survey (as same may have been updated), is discovered by the Operating Partnership or by the Title Company and is added to such Title Report by the Title Company at or prior to Closing, the Operating Partnership shall have five (5) business days (and the Closing Date shall be extended, if necessary) after the Operating Partnership’s receipt of such updated, Title Report showing the new title exception, together with a legible copy of any such new matter, to provide Contributors with written notice of its objection to any such new title exception (each a “New Objection”, and collectively, the “New Objections”). If Contributors do not remove or cure New Objections prior to the Closing Date, the Operating Partnership may either (a) terminate this Agreement upon which termination, the Operating Partnership shall receive a return of the Deposit, minus the Independent Consideration, and with the exception of those obligations which expressly survive the termination of this Agreement, neither party shall have any further liability to the other hereunder, or (b) waive such New Objections, as applicable, and accept such title as Contributors are able to convey without adjustment to the Contribution Consideration; provided, however, Contributors shall remain obligated to cure Must Cure Objections that can be reduced to an ascertainable sum despite such waiver.

Section 2.2 Due Diligence Examination. Within three (3) business days following the date hereof, Contributors shall provide to the Operating Partnership, to the extent in the possession or reasonable control of Contributors or any affiliate thereof, copies of the due diligence material more particularly described on Schedule 2.2 attached hereto (the “Due Diligence Material”). All Due Diligence Material relating to the Property shall be treated by the Operating Partnership as confidential, and the Operating Partnership shall instruct all of its employees, agents, representatives and contractors as to the confidentiality of such information (subject to any disclosures which are permitted pursuant to Section 8.11 of this Agreement). Additionally, during the term of this Agreement, the Operating Partnership, its agents and designees, shall have the right to enter the Property, upon reasonable prior notice to Contributors, for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as the Operating Partnership may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of the Operating Partnership shall not damage the Property. All such inspections shall be at the Operating Partnership’s sole expense and shall be in accordance with applicable laws, including without limitation, laws relating to worker safety and the proper disposal of discarded materials. No invasive or destructive testing shall be conducted without the Contributors’ prior written consent. The Operating Partnership shall indemnify, defend, and hold harmless the Contributors, and their respective partners, officers, directors, affiliates, agents, representatives and employees, and each of them, from and against any and all claims, demands, damages, losses, lawsuits and other proceedings, judgments, causes of action, liabilities, claims of lien, liens, civil or criminal penalties and charges, costs and expenses (including, without limitation, reasonable attorney’s fees) including, but not limited to, bodily injuries or death, property damage, or claims for payment resulting from access to, entrance upon, activities or inspection of the Property by the Operating Partnership; provided, however, that the Operating Partnership’s obligations hereunder shall not apply to (i) the mere discovery of a pre-existing condition at the Property (as opposed to causing or exacerbating of any adverse conditions or legal noncompliance), including, but not limited to, an environmental or physical condition at the Property, or (ii) matters arising from the Contributor’s negligent acts or willful misconduct. The Operating Partnership shall promptly repair any and all damage caused, in whole or in part, by the Operating Partnership and return the Property to the condition that existed prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Furthermore, the Operating Partnership agrees to maintain and cause each of its representatives, agents or contractors conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) Contributors and Contributors’ Agent named as additional insured parties, and (iii) waiver of subrogation. The Operating Partnership shall deliver to Contributors, or to Contributors’ Agent on behalf of Contributors, a copy of the certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificates shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Contributors or to Contributors’ Agent, on behalf of Contributors. The Contributors shall reasonably cooperate with the efforts of the Operating Partnership and the Operating Partnership’s representatives to inspect the Property. The rights and obligations of the Operating Partnership shall survive the Closing or termination of this Agreement, including the indemnification provision herein. The Operating Partnership shall give the Contributors reasonable written notice (which in any event shall not be less than one (1) business days) before entering the Property and the Contributors may have a representative present during any and all examinations, inspections, as applicable, and/or studies on the Property. The Operating Partnership shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice (a "Diligence Termination Notice”) thereof to the Contributors prior to the expiration of the Due Diligence Period. In the event the Operating Partnership does not deliver to the Contributors a Diligence Termination Notice on or before the expiration of the Due Diligence Period, the Operating Partnership may elect to deliver to the Contributors written notice (the “Approval Notice”) stating that the Operating Partnership has elected to proceed to Closing. If the Operating Partnership shall fail to give an Approval Notice on or before the expiration of the Due Diligence Period, however, the Operating Partnership shall be deemed to have elected to accept the Property and to proceed to Closing. In the event the Operating Partnership terminates this Agreement by delivering a Diligence Termination Notice this Agreement shall be deemed to have been terminated, upon such termination, the Operating Partnership shall receive a return of the Deposit (but not the Independent Consideration) and, with the exception of those obligations which expressly survive the termination of this Agreement, no party shall have any further liability to any other party hereunder. If the Operating Partnership terminates the Agreement, for any reason or no reason as provided for under the Agreement, the Operating Partnership shall deliver to the Contributors any Due Diligence Materials received from the Contributors..

ARTICLE 3
CLOSING

Section 3.1 Conditions Precedent.

(a) The obligations of the Operating Partnership to effect each transaction contemplated hereby shall be subject to each of the following conditions:

(i) the delivery of good, marketable title to the Property that is insurable at ordinary rates by the Title Company, free and clear of Liens other than Permitted Exceptions;

(ii) the representations and warranties of each Contributor and Contributor’s Agent contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;

(iii) each obligation of each Contributor contained in this Agreement shall have been duly performed by it on or before the Closing Date, and each Contributor shall not have materially breached any of its covenants contained herein;

(iv) concurrently with the Closing, each Contributor, directly, shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Section 3.3(a);

(v) all necessary consents or approvals of governmental authorities or third parties to the consummation of the transactions contemplated herein shall have been obtained, but only to the extent such consents or approvals are the responsibility of Contributors in the context of this Agreement;

(vi) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of any of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending; and

(vii) all requirements relating to completing the Defeasance, including any and all Existing Lender requirements under the Existing Loan Documents, have been satisfied.

In the event the foregoing conditions precedent have not been materially satisfied as of the Closing, the Operating Partnership may either: (a) waive such conditions precedent and proceed to Closing in accordance with the terms and provisions hereof; (b) terminate this Agreement, and upon such termination, the Operating Partnership shall receive a return of the Deposit (but not the Independent Consideration) and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein, or (c) extend the date for Closing beyond the Closing Date, on a schedule acceptable to the Operating Partnership, in the Operating Partnership’s reasonable discretion (and Contributors’ failure to satisfy the terms and conditions of this Agreement by such extended closing schedule shall create a further right to terminate this Agreement and the parties hereto shall have the rights and obligations described in the immediately preceding (a) and (b) with respect to such termination).

(b) The obligations of each Contributor to effect the transactions contemplated hereby shall be subject to the following conditions:

(i) the representations and warranties of the Operating Partnership contained in this Agreement shall have been true and correct in all material respects on the date such representations and warranties were made, and shall be true and correct in all material respects on the Closing Date as if made at and as of such date;

(ii) each obligation of the Operating Partnership contained in this Agreement shall have been duly performed by it on or before the Closing Date, and the Operating Partnership shall not have breached any of its covenants contained herein;

(iii) concurrently with the Closing, the Operating Partnership, directly, shall have executed and delivered the documents required to be delivered by it pursuant to Section 3.3(b);

(iv) all necessary consents or approvals of governmental authorities or third parties to the consummation of the transactions contemplated herein shall have been obtained, but only to the extent such consents or approvals are the responsibility of the Operating Partnership in the context of this Agreement; and

(v) no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated herein, and no litigation or governmental proceeding seeking such an order shall be pending.

Any or all of the foregoing conditions may be waived by a Contributor in its sole and absolute discretion, but only with respect to the interests in the Property being contributed by such Contributor.

Section 3.2 Date, Time and Place of Closing. The date, time and place of the closing of the transactions contemplated hereunder shall be on or before the date that is five (5) business days following the expiration of the Due Diligence Period at 10:00 a.m. at Cira Centre, 2929 Arch St., 17th Floor, Philadelphia, Pennsylvania or through escrow at the offices of the Operating Partner’s counsel on or before such date, subject to any extensions of the closing in accordance with Sections 2.2 and 3.1(a) hereof (the “Closing” or “Closing Date”); provided, however, that the Closing Date shall be extended upon written notice from either party for a period not to exceed fifteen (15) days to complete the Defeasance.

Section 3.3 Closing Deliveries.

(a) At Closing, Contributors shall deliver, or shall cause to be delivered, the following:

(i) all Transfer Documents for the conveyance of the Property. “Transfer Documents” shall mean:

(A) One (1) special warranty deed duly executed and acknowledged by each Contributor in a form reasonably acceptable to Operating Partnership and Contributors conveying 100% of such Contributor’s interest in the Real Property (the “Deed”);

(B) Four (4) Assignment and Assumption of Leases in a form reasonably acceptable to Operating Partnership and Contributors, originally executed by each and every Contributor;

(C) Four (4) Bill of Sales in a form reasonably acceptable to Operating Partnership and Contributors, originally executed by each and every Contributor; and

(D) to the extent required by the jurisdiction in which the Property is located, a properly-completed property transfer tax return or affidavit in form and substance appropriate to such jurisdiction.

(ii) To the extent not previously delivered to the Operating Partnership, but only to the extent within Contributors’ possession or reasonable control, originals of the leasing files; copies of all books and records applicable to the Property which are identified by the Operating Partnership by written notice to Contributors and reasonably necessary for the orderly transition of operation of the Property; and readable electronic copies thereof in Microsoft Word or other similar format;

(iii) Certificates of Good Standing for each Contributor and Certificates of Authority evidencing such Contributor’s authority to transact business in Arkansas;

(iv) an affidavit from each Contributor in the form of Exhibit C, stating under penalty of perjury, the Contributor’s United States Taxpayer Identification Number and that such Contributor is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying the withholding requirements imposed by any other relevant jurisdiction;

(v) all New Loan Documents evidencing the New Loan. “New Loan Documents” shall mean:

(A) a note payable to New Lender on New Lender’s customary form reflecting the principal balance of the New Loan;

(B) a mortgage for the benefit of New Lender on New Lender’s customary form securing the New Loan Note, which shall be recorded as a first priority mortgage lien against the Property at Closing;

(C) an assignment of leases and rents for the benefit of New Lender on New Lender’s customary form further securing the New Loan Note, which shall be recorded against the Property at Closing; and

(D) such other loan documents reasonably requested by the Operating Partnership on New Lender’s customary forms further evidencing and/or further securing the New Loan.

(vi) counterpart signature pages to the agreement of limited partnership of the Operating Partnership (the “OP Partnership Agreement”) originally executed by each Contributor that has elected to receive OP Units as Contributor Contribution evidencing that such Contributor has joined as a party to the OP Partnership Agreement, as required by the terms of the OP Partnership Agreement;

(vii) that certain document entitled Admission of Limited Partner of Independence Realty Operating Partnership, LP (the “LP Admission Agreement”) in a form reasonably acceptable to Operating Partnership and Contributors, duly executed by each Contributor that has elected to receive OP Units as Contributor’s Contribution, which evidences the admission of such Contributor as a limited partner in the Operating Partnership and evidences the issuance of such OP Units;

(viii) a Confidential Purchaser Questionnaire in the form attached hereto as Exhibit D executed by each Contributor that has elected to receive OP Units as Contributor’s Contribution;

(ix) Intentionally deleted;

(x) such other instruments as are reasonably required by the Title Company for Closing in accordance with the terms hereof.

(b) At Closing, the Operating Partnership shall deliver, or shall cause the delivery, the following:

(i) counterpart signatures to the Transfer Documents (other than the Deed) executed by the Operating Partnership;

(ii) the Cash Consideration payable in accordance with Section 1.2(d) hereof;

(iii) the LP Admission Agreement duly executed by the general partner of the Operating Partnership;

(iv) the New Loan Assumption Agreement;

(v) intentionally deleted; and

(vi) such other instruments as are reasonably required for Closing in accordance with the terms hereof.

Section 3.4 Closing Costs.

(a) Contributors’ shall be responsible for paying the following closing costs: (i) the cost of the Title Reports ordered in connection with Section 2.1 hereof, a standard ALTA (2006) owner’s policy for the Property (in the amount of the Total Contributor Consideration) and any endorsements to such policy; (ii) the cost of any update to Contributors’ existing ALTA/ACSM survey of the Property or any new ALTA/ACSM survey of the Property (to the extent necessary in the Operating Partnership’s discretion); (iii) the cost to remove any Must Cure Objections in accordance with Section 2.1 hereof; and (iv) all applicable state and/or local realty or deed transfer taxes (or the local equivalents) in connection with the transfer of the Property.

(b) The Operating Partnership shall be responsible for paying the following closing costs: (i) the costs to record the Deed, (ii) the costs associated with acquisition financing, if any, including any mortgage recording fees, mortgage recording or assumption taxes and (iii) the cost of any policy of title insurance required by the Operating Partnership’s lender and any endorsements to such policy.

Contributors and the Operating Partnership shall each pay one-half (1/2) of any escrow fees and other customary charges of Escrow Agent and/or the Title Company. Each of the Contributors and the Operating Partnership shall pay the fees and expenses of any counsel representing such party in connection with the transaction contemplated by this Agreement. All other costs and expenses incident to the transaction contemplated by this Agreement and the Closing shall be paid by the party incurring same.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 4.1 Representations and Warranties of the Operating Partnership. The Operating Partnership hereby represents and warrants to each Contributor that as of the date hereof and as of the Closing Date:

(a) Organization; Authority. The Operating Partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation, and has all requisite limited partnership power and authority to enter this Agreement and all agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby, and the requisite approval of such transactions, including the issuance of the OP Units, has been obtained from all of the Operating Partnership’s respective partners. The persons and entities executing this Agreement on behalf of the Operating Partnership have, and the persons and entities that will execute all agreements contemplated hereby on behalf of the Operating Partnership will have, the power and authority to enter into this Agreement or such other contemplated agreements, as applicable.

(b) Due Authorization. The execution, delivery and performance of this Agreement by the Operating Partnership have been duly and validly authorized by all necessary action of the Operating Partnership. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c) Non-Contravention and Consent. The execution, delivery and performance by the Operating Partnership of its obligations under this Agreement and all agreements contemplated hereby will not contravene any provision of applicable law, the certificate of limited partnership of the Operating Partnership, the OP Partnership Agreement or other constituent document of the Operating Partnership, or any agreement or other instrument binding upon the Operating Partnership or any applicable law, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Operating Partnership, and no consent, approval, authorization or order of or qualification with any governmental body or agency is required for the performance by the Operating Partnership of its obligations under this Agreement and all other agreements contemplated hereby.

(d) No Brokers. The Operating Partnership has not entered into, and covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm that will result in the obligation of the Contributors to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

(e) Consents and Approvals. No consent, waiver, approval or authorization of any third party, including any Governmental Authority, is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby.

(f) No Violation. None of the execution, delivery or performance of the Agreement, the documents required pursuant thereto and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, (i) contravene, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, cancellation or amendment of (A) the organizational documents, including the charters and bylaws, if any, of the Operating Partnership, (B) any agreement, document or instrument to which the Operating Partnership is a party or by which the Operating Partnership or any of its assets or properties are bound or (C) any applicable law, or term or provision of any judgment, order, writ, injunction, or decree of any governmental or regulatory authority, which is binding on the Operating Partnership or by which the Operating Partnership or any of its respective assets or properties are bound or subject or (ii) result in the creation of any Lien upon the property or any other assets of the Operating Partnership.

(g) Information. The Operating Partnership has provided Contributors with publicly-available materials (or online access to such materials) relating to the business, finances and operations of the Operating Partnership and Independence Realty Trust, Inc., a Maryland corporation, that the Contributors have requested, but the Operating Partnership has not provided, nor is the Operating Partnership obligated to provide, any disclosure documentation, private placement memorandum or any other documentation relating to the issuance of OP Units as contemplated herein.

Section 4.2 Representations and Warranties of the Contributors. The Contributors represent and warrant to the Operating Partnership as follows; provided that as to any representation or warranty relating to a particular Contributor, each individual Contributor makes such representation and warranty as to itself and not as to any other Contributor:

(a) Organization, Power and Authority. Each Contributor that is an entity is (x) a limited liability company, (y) duly formed, validly existing and in good standing under the laws of its state of formation with full power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by such Contributor, and (z) duly qualified, licensed or admitted to do business and is in good standing in the jurisdiction where the Property is located.

(b) Binding Agreement. The execution, delivery and performance of this Agreement by such Contributor have been duly and validly authorized by all necessary action on the part of such Contributor. This Agreement has been, and the Closing Documents to be executed by such Contributor will be, duly executed and delivered by such Contributor. This Agreement constitutes, and when so executed and delivered the Contributors Closing Documents to be executed by such Contributor will constitute, the legal, valid and binding obligations of such Contributor, enforceable against such Contributor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts. None of the execution, delivery or performance of this Agreement by such Contributor does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under the organizational documents of such Contributor. None of the execution, delivery or performance of this Agreement by such Contributor does or will (in any material respect), with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) any agreement, instrument or other document to which such Contributor is a party or by which it is bound or (ii) any judgment, decree or order of any Governmental Authority, or any Laws applicable to such Contributor. The transactions contemplated by this Agreement will not (in any material respect), with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) any agreement, instrument or other document to which any Contributor is a party or by which it is bound or (ii) any judgment, decree or order of any Governmental Authority, or any Laws applicable to any Contributor.

(d) Title to the Property. There are no outstanding agreements (written or oral) pursuant to which any Contributor has agreed to sell or has granted an option or right of first refusal or first or last offer to purchase the Property or any interest therein, it being understood that this representation and warranty is made by each Contributor as to its own agreements and actions and not the actions or agreements of any other Contributor.

(e) Third Party Consents and Approval. To each Contributor’s knowledge, no approval, consent, waiver, filing, registration or qualification of or with any third party, including, but not limited to, any Governmental Authority is required to be made, obtained or given for the execution, delivery and performance of this Agreement by such Contributor.

(f) Leases. Schedule 4.2(f) sets forth a true, correct and complete rent roll (each a “Rent Roll”, together the “Rent Rolls”) for the Property used in connection with the management of the Property. Except as listed on the Rent Rolls, there are no leases, tenancies or occupancy rights at the Property. Each lease (each, a “Lease”, together, the “Leases”) referenced on the Rent Rolls is on the standard form lease for the Property with a term not longer than one year. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered by Contributors except for any assignments, pledges or encumbrances under the Loans pursuant to the Loan Documents.

(g) Contracts. To each Contributor’s knowledge, Schedule 4.2(h) attached hereto lists all Contracts relating to the use and operation of the Property as of the date hereof and each such Contract is a valid and binding agreement, and is in full force and effect. No Contributor or, to the knowledge of such Contributor, any other Person is in material default under any Contract (a “Defaulted Contract”). True, correct and complete copies of all Contracts have been made available to the Operating Partnership.

(h) No Bankruptcy. None of the Contributors are in the hands of a receiver; none of the Contributors have filed a petition for relief, or been the subject of the filing of a petition for relief, under the United States Bankruptcy Code or state insolvency law; and no order for creditors’ relief has been entered with respect to the Contributors.

(i) No Brokers. None of the Contributors nor any of the Contributors’ respective officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any person or firm other than CB Richard Ellis that will result in the obligation of the Operating Partnership or any of its affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(j) Litigation and Other Proceedings. Except as set forth on Schedule 4.2(j) attached hereto, there are no judgments unsatisfied against any Contributor or the Property or consent decrees or injunctions to which any Contributor or the Property is subject, and there is no litigation, claim or proceeding pending or, to such Contributor’s knowledge, threatened against such Contributor or the Property except (i) such as are insured and being defended by applicable insurance carriers, or (ii) ordinary landlord/tenant actions with respect to the payment of rent or other default under Leases with an amount in controversy less than $5,000.00.

(k) Non-Foreign Status. Except as set forth on Schedule 4.2(k), such Contributor is not a foreign person for purposes of Section 1445(a) of the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons.

(l) Investment Purposes. With respect to each Contributor that elects to receive OP Units as Contributor’s Consideration in accordance with Section 1.2(e) hereof, each such Contributor acknowledges its understanding that the OP Units to be acquired pursuant to the Agreement are not being registered under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”) or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor. In furtherance thereof, such Contributor represents and warrants to the Operating Partnership as follows:

(i) Investment. Such Contributor is acquiring the OP Units solely for such Contributor’s own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof. Such Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (each, a “Transfer”) any of the OP Units, unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) counsel for such Contributor (which counsel shall be reasonably acceptable to the Operating Partnership) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Act, or (iii) the Transfer is otherwise permitted by the OP Agreement. Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the OP Agreement.

(ii) Knowledge. Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters. Such Contributor fully understands the limitations on transfer imposed by the Federal securities laws and as described in the Agreement. Such Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of such Contributor’s investment in OP Units. Such Contributor has received and reviewed all information and documents about or pertaining to the Operating Partnership, the business and prospects of the Operating Partnership and the issuance of the OP Units as such Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions of the proposed management of the Operating Partnership and receive answers about such information and documents, the Operating Partnership, the business and prospects of the Operating Partnership and the OP Units that such Contributor deems necessary or desirable to evaluate the merits and risks related to such Contributor’s investment in the OP Units. Such Contributor acknowledges that any such questions posed were answered to such Contributor’s satisfaction. Such Contributor understands and has taken cognizance of all risk factors related to the issuance of the OP Units. Such Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor’s advisors (including tax advisors), and not upon that of the Operating Partnership or any of the Operating Partnership’s affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated by the Agreement.

(iii) Holding Period. Such Contributor acknowledges that it has been advised that (A) unless the OP Units are subsequently registered under the Act or an exemption from such registration is available, such OP Units must be held (and such Contributor must continue to bear the economic risk of the investment in) for at least twelve (12) months and may (absent an effective registration statement or exemption from registration) have to be held indefinitely and such Contributor understands that the Operating Partnership has no obligation or intention to register the OP Units, and (B) a notation shall be made in the appropriate records of the Operating Partnership indicating that the OP Units are subject to restrictions on transfer.

(iv) Accredited Investor. Such Contributor is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Act).

(v) Reliance on Exemptions. Each Contributor understands that the OP Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Operating Partnership is relying in part upon the truth and accuracy of each Contributor’s representations and warranties in this Agreement and of the information in the Purchaser Questionnaire completed by each Contributor in order to determine the availability of such exemptions and the eligibility of each Contributor to acquire the OP Units.

(vi) Information. Each Contributor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Operating Partnership and Independence Realty Trust, Inc., a Maryland corporation (the “General Partner”) that each Contributor deemed material to making an informed investment decision regarding its purchase of the OP Units, which have been requested by each Contributor. Each Contributor acknowledges that it, or its advisor, if any, has had access to, and reviewed a copy of, the OP Partnership Agreement, the Exchange Rights Agreement, the General Partner’s Proxy Statement as filed with the United States Securities and Exchange Commission (“SEC”) on March 31, 2014, the General Partner’s Report on Form 10-K as filed with the SEC on March 11, 2014, including the risk factors set forth therein, and all reports filed by the General Partner with the SEC on or after January 1, 2014. Each Contributor and its advisors, if any, have been afforded the opportunity to ask questions of the General Partner and its management. Each Contributor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the OP Units.

(vii) No Governmental Review. Each Contributor understands that neither the SEC nor any other federal or state governmental authority has passed on or made any recommendation or endorsement of the OP Units, or the fairness or suitability of the investment in the OP Units, nor have such governmental authorities passed upon or endorsed the merits of the offering of the OP Units.

(m) Security Deposits. Schedule 4.2(n) attached hereto is a true and complete list of the security deposits (whether in the form of cash, letters of credit or otherwise) under the Leases being held by the Contributors. To the knowledge of each Contributor, such Contributor is in material compliance with all applicable Laws relating to such security deposits.

(n) No Condemnation. None of the Contributors has received any written notice of, nor does such Contributor have knowledge of, any pending, threatened or contemplated action by any Governmental Authority having the power of eminent domain which might result in the Property being taken by condemnation or conveyance in lieu thereof.

(o) Environmental Laws. To the knowledge of such Contributor, the Contributors have received no notice, demand or claim alleging any violation of, or liability under, any Environmental Law relating to the Property.

(p) No Commitments. Except as otherwise set forth in the Due Diligence Materials and the Permitted Exceptions, none of the Contributors has made any commitments to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, relating to the Property which would impose an obligation upon the Operating Partnership to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off of the Property which, as of the Closing Date, will not have been satisfied in full or terminated. Without limiting the generality of the foregoing, and except for the Loans, none of the Contributors is a party to any paving agreements or undertakings, payback agreements, revenue bonds, utility debt service expenses or other charges or expenses upon or relating to the Property or applicable thereto.

(q) Leased Property. To the knowledge of each Contributor, none of the personal property located at the Property and used in connection with the use and operation thereof is subject to a lease between a third party, as landlord, and any Contributor or any Affiliate of the Contributors, as lessee, other than leases entered into in the ordinary course of business.

Section 4.3 Survival. The representations and warranties of each of the Operating Partnership and the Contributors shall survive the closing for nine (9) months following the Closing Date.

Section 4.4 Indemnification.

(a) The Operating Partnership shall indemnify and hold harmless each Contributor and each Contributor’s partners, members, directors, officers, employees, agents, representatives, beneficiaries and affiliates (each, an “Indemnified Contributor Party”) from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Contributor Party in connection with any breach of a representation or warranty of the Operating Partnership contained in this Agreement. Notwithstanding anything contained herein to the contrary, no Indemnified Contributor Party shall have the right to receive or recover special, compensatory or punitive damages against the Operating Partnership and hereby waives any and all rights to receive such special, compensatory or punitive damages.

(b) Each Contributor shall severally, but not jointly, indemnify and hold harmless each Indemnified OP Party from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified OP Party in connection with any breach of a representation or warranty of the Contributor contained in this Agreement, including but not limited to the representations and warranties stated at Section 4.2 hereof. Notwithstanding anything contained herein to the contrary, no Indemnified OP Party shall have the right to receive or recover special, compensatory or punitive damages against any Contributor and hereby waives any and all rights to receive such special, compensatory or punitive damages.

ARTICLE 5
COVENANTS OF CONTRIBUTORS

Section 5.1 Covenants.

(a) From the date hereof through the Closing, the Contributors shall not without the prior written consent of the Operating Partnership:

(i) sell or transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of, the Property, other than Leases entered into in the ordinary course of business and personal property of an immaterial value;

(ii) mortgage, pledge or encumber (or permit to become encumbered) the Property, except (x) liens for taxes not yet due, and (y) mechanics’ liens being disputed in good faith and by appropriate proceedings;

(iii) except in the ordinary course of business and consistent with prior practice, amend, modify or terminate any material agreements or other instruments that will be transferred to the Operating Partnership;

(iv) change the existing use of the Property; or

(v) take any action that would render any of the representations or warranties of Contributor set forth herein untrue, incomplete or misleading in any material respect.

(b) Subject to the provisions of Article 7 herein, between the date of execution of this Agreement and the Closing Date, the Contributors shall continue to operate and manage the Property in a normal businesslike manner, consistent with prior practices, making all necessary and ordinary maintenance repairs in the ordinary course of business resulting from the breakdown or improper functioning of a particular item or system which is required to keep the Property in substantially the same condition as at the date hereof, including ordering and maintaining on hand in a normal business-like manner, consistent with past practices, sufficient materials, supplies, fuel and other personal property necessary for the efficient operation and management of the Property through the Closing Date; provided that the Contributors shall not be obligated to perform any capital improvements to any part of the Property except as required by Law and/or by the Loan Documents. To the extent consistent with the existing operating and maintenance procedures relating to the Property, the Contributors shall prepare (or shall cause to be prepared) for rental any vacant unit that now exists, or that becomes vacant five (5) days or more prior to Closing in a Rent-Ready Condition. “Rent Ready Condition” shall mean “made ready” and suitable for occupancy in accordance with the Contributors’ current standards, and to the extent such units have been occupied and vacated prior to the Closing Date, such units shall have been repaired and cleaned in accordance with the Contributors’ current standards (within a reasonable time prior to the Closing Date).

(c) The Contributors shall maintain its existing rent loss, hazard and liability insurance on the Property until the Closing Date.

(d) The Contributors agree to cause any agreements providing for the performance of any improvement work for a tenant leasing space at the Property, capital improvements at the Property, construction management, property management and/or leasing services with respect to the Property or the payment of any leasing commissions with respect to any of the Leases to be terminated at Closing without any liability to the Operating Partnership for any payment after the Closing, and to the extent not otherwise covered herein, Contributors shall terminate any Contracts (without any liability to the Operating Partnership for any payment after the Closing) that the Operating Partnership does not elect to assume, in its sole discretion, on or before Closing.

(e) Each Contributor agrees and acknowledges that for a period of twelve (12) months following the Closing Date, unless Contributor shall have received the prior written consent of the Operating Partnership, it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the OP Units received pursuant to this Agreement. The provisions of this subsection shall survive Closing.

(f) Subject to Section 2.1 hereof, each Contributor shall use commercially reasonable efforts to obtain any approvals, waivers or other consents of third parties, governmental authorities and agencies required to permit the Contributor to effect the transactions contemplated by this Agreement.

ARTICLE 6
RELEASES AND WAIVERS

Each of the releases and waivers enumerated in this Article 6 shall become effective only upon the Closing.

Section 6.1 General Release of the Operating Partnership. As of the Closing, each Contributor irrevocably waives, releases and forever discharges the Operating Partnership and each of their affiliates, partners, agents, attorneys, successors and assigns of and from, any and all obligations, charges, complaints, claims, liabilities, damages, actions, causes of action, losses and costs of any nature whatsoever existing as of the Closing (collectively, “Contributor Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Property except for Contributor Claims arising from the breach of any representation, warranty or surviving obligation of the Operating Partnership under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Operating Partnership, subject to the obligations of the Operating Partnership under this Agreement. Notwithstanding anything to the contrary herein, no such release contained herein shall apply to (i) the terms and conditions stated in any agreement executed in connection with the Closing for the Property, or (ii) such representations and warranties expressly made by Operating Partnership to Contributors in this Agreement.

Section 6.2 General Release of Contributor. Subject to Section 6.4, as of the Closing, the Operating Partnership irrevocably waives, releases and forever discharges each Contributor and each Contributor’s agents, attorneys, successors and assigns of and from, any and all obligations, charges, complaints, claims, liabilities, damages, actions, causes of action, losses and costs of any nature whatsoever existing as of the Closing (collectively, “Operating Partnership Claims”), known or unknown, suspected or unsuspected, arising out of or relating to the Property, except for Operating Partnership Claims arising from the breach of any covenant, representation, warranty or surviving obligation of Contributor under this Agreement, any agreement contemplated hereby or entered into in connection herewith, or the governing documents of the Operating Partnership, subject to the obligations of each Contributor under this Agreement. Notwithstanding anything to the contrary herein, no such release contained herein shall apply to (i) the terms and conditions stated in any agreement executed in connection with the Closing for the Property, or (ii) such representations and warranties expressly made by Contributors to Operating Partnership in this Agreement.

Section 6.3 “AS-IS” Transaction. THE OPERATING PARTNERSHIP HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH CONTRIBUTOR MAKES NO (AND EACH CONTRIBUTOR EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER. THE OPERATING PARTNERSHIP FURTHER ACKNOWLEDGES THAT THE OPERATING PARTNERSHIP HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS THE OPERATING PARTNERSHIP DEEMED NECESSARY OR APPROPRIATE AND THAT THE OPERATING PARTNERSHIP IS PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OPERATING PARTNERSHIP WILL ACCEPT THE PROPERTY AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND WITHOUT RECOURSE AGAINST ANY CONTRIBUTOR. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO DISCLAIMER OR RELEASE CONTAINED HEREIN SHALL APPLY TO (I) THE TERMS AND CONDITIONS STATED IN ANY AGREEMENT EXECUTED IN CONNECTION WITH THE CLOSING FOR THE PROPERTY, OR (ii) SUCH REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTORS TO OPERATING PARTNERSHIP IN THIS AGREEMENT.

Section 6.4 Assumption by Operating Partnership. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, UPON CLOSING THE OPERATING PARTNERSHIP ASSUMES THE RISK OF PHYSICAL CONDITIONS, DEFECTS, CONSTRUCTION DEFECTS, ENVIRONMENTAL, HEALTH, SAFETY AND WELFARE MATTERS WHICH MAY NOT HAVE BEEN REVEALED BY THE OPERATING PARTNERSHIP’S INSPECTIONS. AS OF THE CLOSING DATE, THE OPERATING PARTNERSHIP, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES AND RELEASES CONTRIBUTORS, CONTRIBUTORS’ PROPERTY MANAGER, AND EACH OF THEIR RESPECTIVE AGENTS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH THE OPERATING PARTNERSHIP HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY; PROVIDED, HOWEVER, THAT NOTHING STATED HEREIN SHALL RELEASE OR WAIVE ANY RIGHT THE OPERATING PARTNERSHIP MAY HAVE TO SEEK CONTRIBUTION FROM CONTRIBUTORS IN CONNECTION WITH ANY THIRD PARTY CLAIM AGAINST THE OPERATING PARTNERSHIP IN CONNECTION WITH ANY LIABILITY RELATING TO THE CONDITION OF, OR OCCURRENCES AT, THE PROPERTY PRIOR TO THE CLOSING DATE, AND THE OPERATING PARTNERSHIP SHALL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND OR HOLD ANY RELEASEE HARMLESS IN CONNECTION WITH SUCH LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO DISCLAIMER OR RELEASE CONTAINED HEREIN SHALL APPLY TO (I) THE TERMS AND CONDITIONS STATED IN ANY AGREEMENT EXECUTED IN CONNECTION WITH THE CLOSING FOR THE PROPERTY, OR (II) SUCH REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTORS TO OPERATING PARTNERSHIP IN THIS AGREEMENT.

ARTICLE 7
DAMAGE OR DESTRUCTION; CONDEMNATION

Section 7.1 Damage or Destruction. If at any time prior to the Closing Date all or any material portion of the Property is destroyed or damaged as a result of fire or any other casualty and the cost of restoring such damage exceeds or is reasonably anticipated to exceed Five Hundred Thousand Dollars ($500,000.00), then, at the option of the Operating Partnership, exercised by giving Contributors written notice within twenty (20) days of the Operating Partnership’s discovery or notification of the casualty event, Operating Partnership may terminate this Agreement, and upon such termination the Operating Partnership shall receive a return of the Deposit and this Agreement shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement. The Contributors shall give the Operating Partnership prompt written notice of any casualty. If the Operating Partnership shall not elect so to terminate within the applicable notice period, the Operating Partnership will be deemed to have elected to proceed to Closing and, as such, will be entitled to receive all insurance proceeds of any such casualty (plus an amount, payable by the Contributors to the Operating Partnership at Closing, equal to any deductible(s) in the insurance policies), and in that event the Contributors will take at Closing all action necessary to assign their interest in any such proceeds to the Operating Partnership. The parties understand and agree that Contributors shall bear the “risk of loss” with respect to the Property up to and through the Closing. Upon Closing and delivery of the Deed to the Operating Partnership, the “risk of loss” shall shift from Contributors to the Operating Partnership.

Section 7.2 Condemnation. If any Material Taking occurs, or any Governmental Authority initiates legal proceedings which, if successfully prosecuted would result in a Material Taking between the date of this Agreement and the Closing Date, then, at the option of the Operating Partnership, exercised by giving Contributors written notice within twenty (20) days of the Operating Partnership’s discovery or notification of the condemnation or eminent domain event, Operating Partnership may terminate this Agreement, and upon such termination the Operating Partnership shall receive a return of the Deposit and this Agreement shall be canceled with no further liability of any party to any other, except under such provisions which shall expressly survive a termination of this Agreement. If the Operating Partnership shall not elect so to terminate within the applicable notice period, the Operating Partnership will be deemed to have elected to proceed to Closing and, as such, will be entitled to receive all proceeds of any such taking or condemnation, and in that event the Contributors will take at Closing all action necessary to assign their interest in any such award to the Operating Partnership. The Contributors shall give the Operating Partnership prompt written notice of any taking that is threatened in writing. For the purpose of this Section 7.2, “Material Taking” shall mean any taking or condemnation (or notice thereof) for any public or quasi-public purpose or use by any competent authority in appropriate proceedings or any exercise of a right of eminent domain that results in, or is reasonably anticipated to result in, an award in excess of Five Hundred Thousand Dollars ($500,000.00).

Section 7.3 Settlement of Claims. The Contributors shall promptly and diligently pursue payment of any awards or proceeds in connection with any condemnation or eminent domain proceeding, and/or the settlement or negotiation of any insurance claim, including making proof of loss thereof. In the event this Agreement is not terminated as the result of such casualty or condemnation, and the Operating Partnership has elected (or is deemed to have elected) to proceed to Closing, the Operating Partnership shall have the right to participate in the settlement or negotiation of claims for all awards or proceeds and/or participate in any proceedings related to a condemnation of the Property and, in connection therewith, the Contributors shall promptly deliver to the Operating Partnership copies of all documents received by the Contributors in connection with the foregoing. The Contributors shall not accept any award or enter into any settlement without first obtaining the prior written consent of the Operating Partnership, which shall not be unreasonably withheld or delayed. In the event the Contributors fail to comply with their obligations under this paragraph, the same shall be deemed a breach of the Contributors’ obligations under this Agreement.

ARTICLE 8
MISCELLANEOUS

Section 8.1 Further Assurances. Each Contributor shall take such other actions and execute and deliver such additional documents following the Closing as the Operating Partnership may reasonably request in order to effect the transactions contemplated hereby (subject to such Contributor’s approval as to the form and substance of such documents).

Section 8.2 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.3 Governing Law. This Agreement shall be governed by the internal laws of the State of Arkansas, without regard to the choice of laws provisions thereof.

Section 8.4 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 8.5 Entire Agreement. This Agreement and all related agreements referred to herein constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect, except that the Operating Partnership may assign this Agreement, the Closing Documents, and its rights and obligations hereunder and thereunder (other than the obligation to issue OP Units, which shall remain with the Operating Partnership) to an affiliate of the Operating Partnership without the consent of any of the Contributors; and provided, further, that the Operating Partnership may assign its right to receive the Property to one or more of its wholly owned subsidiaries. In the event the Operating Partnership assigns its rights to the extent permitted hereunder, the Operating Partnership and such assignee shall, upon the Contributors written request, execute and deliver an assignment agreement pursuant to which such assignee is bound. No such assignment of the Operating Partnership’s rights or interests under this Agreement shall relieve Operating Partnership of its liabilities and duties under this Agreement. This Agreement is solely for the benefit of Contributors and the Operating Partnership, and there are no third party beneficiaries hereof.

Section 8.7 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 8.8 Third Party Beneficiary. No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 8.9 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the parties to effect such replacement.

Section 8.10 Defaults and Remedies.

(a) In the event that the Contributors are ready, willing and able to close in accordance with the terms and provisions hereof, and the Operating Partnership defaults in any of its obligations undertaken in this Agreement, the Contributors shall be entitled to, as its sole and exclusive remedy to either: (i) if the Operating Partnership is willing to proceed to Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof (ii) terminate this Agreement, and collect the Deposit as liquidated damages, and not as a penalty, for the Operating Partnership’s default hereunder, it being agreed that the damages by reason of Operating Partnership’s default are difficult, if not impossible, to ascertain, and upon such termination and delivery of the Deposit, all rights, liabilities and obligations of the parties under this Agreement shall expire, except for the surviving obligations (including, but not limited to indemnities) and other matters expressly set forth herein. The Contributors hereby waive any right to recover the balance of the Contribution Consideration, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against the Operating Partnership. In no event under this Section or otherwise shall the Operating Partnership be liable to the Contributors for any punitive, speculative or consequential damages.

(b) In the event that the Operating Partnership is ready, willing and able to close in accordance with the terms and provisions hereof, and Contributors default in the obligations herein taken by the Contributors, the Operating Partnership may, as its sole and exclusive remedy, either (A) waive such default and proceed to Closing in accordance with the terms and provisions hereof with an abatement of the Contribution Consideration in the amount of any fixed and ascertainable monetary liens, or (B) elect, in the Operating Partnership’s sole discretion, to either (i) terminate this Agreement, and upon such termination the Operating Partnership shall receive a return of the Deposit and the Contributors shall pay to the Operating Partnership the reasonable out-of-pocket costs and expenses actually incurred by the Operating Partnership in connection with the Operating Partnership’s third-party due diligence up to an amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), provided the Operating Partnership presents Contributors with reasonable documentation evidencing such costs and fees, and upon Contributors tender of the Deposit and reimbursement of such reasonable out-of-pocket costs, this Agreement shall immediately terminate and be of no further force and effect, or (ii) enforce specific performance of the Contributors’ obligations hereunder; provided, however, any such action for specific performance must be initiated within one hundred twenty (120) days of the date the Operating Partnership first becomes aware of the default by Contributors.

Section 8.11 Confidentiality. All press releases or other public communications of any kind relating to the transactions contemplated herein, and the method and timing of release for publication thereof, will be subject to the prior written approval of the Operating Partnership and the Contributor who contributed the property which is the subject of the press release or other public communication, in each case not to be unreasonably withheld; provided, however, that the parties may disclose the terms and conditions of this Agreement (a) as required by law, (b) to consummate the terms of this Agreement or any financing relating thereto, or (c) to the Operating Partnership’s or any of the Contributors’ lenders, attorneys and accountants. Notwithstanding the foregoing, the Contributors acknowledge that the Operating Partnership is wholly owned by a publicly traded real estate investment trust (“REIT”) which REIT may be obligated, under applicable securities laws, to disclose information regarding the terms of this Agreement, the Property and the Contributors and that any such disclosure by Buyer or the REIT shall not be deemed a violation of the provisions of this Subsection 8.1.1 nor shall be subject to the prior written approval of any Contributor.

Section 8.12 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

Section 8.13 Notice. All notices, demands and requests which may be given or which are required to be given by any party to another, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective: (a) on the date personally delivered to the intended recipient’s address below, as evidenced by written receipt therefor, whether or not actually received by the Person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered United States Postal Service mail, postage prepaid, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first (1st) business day after being deposited into the custody of a nationally recognized overnight delivery service such as FedEx or UPS, addressed to the intended recipient at the address specified below; or (d) on the same day as delivered by electronic mail pursuant to the Email addresses below, provided that such delivery is accompanied by a delivery in accordance with (c) hereof. For purposes of this Section 8.13, the addresses of the parties for all notices are as set forth below (unless changed by similar notice in writing given by the particular Person whose address is to be changed).

To any of the Contributors:
With copy to: To the Operating Partnership:
U.S. Advisor, LLC, as agent
600 Trancas Street, Suite 200
Napa, California 94558
Attention: Kevin Fitzgerald
Barnes & Thornburg LLP
3475 Piedmont Road, N.E.
Suite 1700
Atlanta, Georgia 30305-3327
Attention: Jennifer Moseley, Esq.
Email: Jennifer.Moseley@btlaw.com

With copy to:
Independence Realty Operating Partnership, LP
Cira Centre
2929 Arch Street
17th Floor
Philadelphia, Pennsylvania 19104
Attn: Farrell Ender
Email: fender@rait.com
Independence Realty Operating Partnership, LP

Cira Centre
2929 Arch Street
17th Floor
Philadelphia, Pennsylvania 19104
Attn.: Jamie Reyle, Esq.
Email: jreyle@raitft.com

Section 8.14 Waiver Of Trial By Jury. THE CONTRIBUTORS AND THE OPERATING PARTNERSHIP WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 8.15 The Operating Partnership’s Right to Audit. The Contributors shall provide to the Operating Partnership copies of, or shall provide the Operating Partnership reasonable access to, such factual information as may be reasonably requested by the Operating Partnership, and in the possession or control of the Contributors, or the property manager or accountants, to enable the Operating Partnership’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to the Contributors, any Contributor’s affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by the Contributors (as opposed to paid to a third party) or interest expenses attributable to the Contributors). The Operating Partnership shall be responsible for all out-of-pocket costs associated with this audit. The Contributors shall reasonably cooperate with the Operating Partnership’s auditor in the conduct of such audit. In addition, the Contributors agree to provide to the Operating Partnership or any affiliate of the Operating Partnership, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) the Operating Partnership or its designated independent or other auditor may audit the Contributors’ operating statements of the Property, at the Operating Partnership’s expense, and the Contributors shall provide such documentation as the Operating Partnership or its auditor may reasonably request in order to complete such audit, and (ii) the Contributors shall furnish to the Operating Partnership such financial and other information as may be reasonably required by the Operating Partnership or any affiliate of the Operating Partnership to make any required filings with the Securities and Exchange Commission or other governmental authority. The Contributors’ obligation to maintain its records for use under this Section shall be an ongoing condition to Closing for the Operating Partnership’s benefit until Closing. The Contributors shall maintain its records for use under this Section for a period of not less than two (2) years after the Closing Date. The provisions of this Section shall survive Closing.

Section 8.16 Tax Deferred Exchange. Either party or their respective permitted assigns have the right to structure the sale of the Property, or any portion thereof, as part of one or more deferred exchanges in accordance with the provisions of Section 1031 of the Code. Accordingly, each party hereto will make reasonable efforts to cooperate with any such exchange requested by the other party, including without limitation executing consents to assignments and other documents reasonably requested by the exchanging party; provided that: (i) the Closing Date hereunder will not thereby be delayed, (ii) the cooperating party does not incur any additional expense or liability, nor assume any personal liability in connection with a request by the other party to cooperate with said exchange, (iii) the exchanging party shall not be released from its obligations under this Agreement if the exchanging party’s exchange fails for any reason, and the exchanging party shall remain obligated under this Agreement, (iv) the cooperating party shall not be required to acquire title to any other real property (other than the applicable real property), and (v) the exchanging party shall indemnify, defend and hold the cooperating party harmless from and against all expenses, losses, costs (including, without limitation, reasonable attorneys’ fees), damages and claims resulting from the exchanging party’s exchange or attempted exchange. The cooperating party hereby disclaims any responsibility for the qualification of the transactions contemplated by this Agreement as a tax-deferred exchange under Code Section 1031, as amended, and the exchanging party agrees that the cooperating party shall not be liable for any tax liability, interest or penalties arising thereunder by virtue of the cooperating party’s cooperation in the consummation of any such exchange or attempted exchange.

Section 8.17 Lump-Sum Asset Management Fee. At the Closing, each Contributor shall pay its pro rata share (based on its percentage interest shown on Schedule A) of the USSH Asset Management Fee, and the Operating Partnership shall have no liability for the payment of such USSH Asset Management Fee.

Section 8.18 Property Transfer Lock-Out Period. The Operating Partnership, hereby agrees that the Property shall not be conveyed, transferred or assigned for a period of seven (7) years (the “Lockout Period”) from the Closing Date, except in the case of a mortgage foreclosure conducted by the New Lender (or its bona fide successor in interest) due to a material default under the New Loan Documents; provided, however, that the Operating Partnership, or any subsidiary of the Operating Partnership, may dispose of the Property (or an interest therein) if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Operating Partnership or its subsidiary with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes that, as to each of the foregoing, does not result (in the year of such disposition or in a later year) in the recognition of any taxable income or gain to the Contributors that have elected to receive OP Units at Closing with respect to such OP Units. Notwithstanding anything in this Section 8.18 to the contrary, the Lockout Period shall not apply to a condemnation or other taking of the Property or any direct or indirect interest therein by a governmental entity or authority in an eminent domain proceeding. If a transfer of the Property or any direct or indirect interest therein occurs pursuant to the preceding sentence, the Operating Partnership shall use its best efforts to cause such transfer to qualify as an involuntary conversion under Section 1033 of the Code that does not result in the recognition of gain by the Contributors that have elected to receive OP Units at Closing. The provisions of this Section 8.18 shall, and are specifically intended to, survive the termination of this Agreement.

ARTICLE 9
ESCROW PROVISIONS

Section 9.1 Disbursement of Deposit. The Deposit shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a) Escrow Agent shall invest the Deposit in an interest-bearing account reasonably satisfactory to the Operating Partnership and Contributors, and shall promptly provide the Operating Partnership and Contributors with confirmation of the investments made.

(b) If the Closing occurs, Escrow Agent shall apply the Deposit on the Closing Date to the amount of Cash Consideration payable by the Operating Partnership in accordance with Section 1.2(c) and to the extent the amount of the Deposit exceeds the amount of Cash Consideration so payable, the Deposit (or such applicable portion thereof) shall be returned to the Operating Partnership. If for any reason the Closing does not occur, Escrow Agent shall deliver the Deposit to Contributors (in accordance with their respective percentage interests in the Property) or the Operation Partnership only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (b). Subject to the last sentence of this clause (b), if for any reason the Closing does not occur and either party makes a written demand (the "Demand”) upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of the Demand within one (1) Business Day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the Escrow Agent’s giving to such other party such notice, Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Contributors and the Operating Partnership or a final judgment of a court..

(c) The parties acknowledge that Escrow Agent is acting solely as an escrow holder at the request and for the convenience of, the Operating Partnership and Contributors. Escrow Agent shall not, however, be deemed to be the agent of either of the parties, and Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable only for its negligent acts or willful misconduct, and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Contributors or the Operating Partnership resulting from Escrow Agent’s mistake of law respecting Escrow Agent scope or nature of its duties. Contributors and the Operating Partnership shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence or willful misconduct on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent has received and shall hold the Deposit in escrow, and shall disburse the Deposit pursuant to the provisions of this Article 9.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

CONTRIBUTORS:

USA CARRINGTON PARK 1, LLC
USA CARRINGTON PARK 2, LLC, USA CARRINGTON PARK 3, LLC
USA CARRINGTON PARK 4, LLC, USA CARRINGTON PARK 5, LLC
USA CARRINGTON PARK 6, LLC, USA CARRINGTON PARK 7, LLC
USA CARRINGTON PARK 8, LLC, USA CARRINGTON PARK 9, LLC
USA CARRINGTON PARK 10, LLC, USA CARRINGTON PARK 11, LLC
USA CARRINGTON PARK 12, LLC, USA CARRINGTON PARK 13, LLC
USA CARRINGTON PARK 14, LLC, USA CARRINGTON PARK 15, LLC
USA CARRINGTON PARK 16, LLC, USA CARRINGTON PARK 17, LLC
USA CARRINGTON PARK 18, LLC, USA CARRINGTON PARK 19, LLC
USA CARRINGTON PARK 20, LLC, USA CARRINGTON PARK 21, LLC
USA CARRINGTON PARK 22, LLC, USA CARRINGTON PARK 23, LLC, each being a Delaware limited liability company

By: /s/ Kevin S. Fitzgerald
Kevin S. Fitzgerald
Vice President of each of the foregoing

[SIGNATURES FOLLOW ON NEXT PAGE]

OPERATING PARTNERSHIP:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By: Independence Realty Trust, Inc., its general partner

By: Independence Realty Advisors, LLC, a Delaware limited liability company, authorized agent

By:	/s/ Farrell Ender—

	Name: Title:	Farrell Ender President

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE DEPOSIT.

ESCROW AGENT:

By: /s/ Allison Zugschwert

Name:	Allison Zugschwert

Title: Commercial Title Officer
Date: 5/5/2014

EXHIBITS AND SCHEDULES

The following Exhibits and Schedules are attached hereto and incorporated herein:
EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D SCHEDULE A SCHEDULE 2.2 SCHEDULE 4.2(f) SCHEDULE 4.2(h) SCHEDULE 4.2(j) SCHEDULE 4.2(k) SCHEDULE 4.2(n)	- - - - - - - - - - -	Definitions
Legal Description of the Property
Form of Certification of Non-Foreign Status
Confidential Purchaser Questionnaire
Contributors and Contribution Consideration
Due Diligence Material
Rent Roll
Contracts
Litigation and Judgments
FIRPTA Parties
Security Deposits

EXHIBIT A

TO

CONTRIBUTION AGREEMENT

Definitions

“Act” shall have the meaning set forth at Section 4.2(m).

“Additional Deposit” shall have the meaning set forth at Section 1.2(b).

“Agreement” shall have the meaning set forth in the preamble.

"Approval Notice” shall have the meaning set forth at Section 2.2.

“Appurtenances” shall mean all rights, covenants, licenses, privileges, hereditaments and warranties, owned by the Contributors and/or to the benefit of the Contributors and easements or similar rights appurtenant to the Property, which rights are owned by the Contributors or are required for the use of the Property as contemplated herein, including, without limitation all development rights, air rights, water, water rights and water stock relating to the Property and any other rights-of-way, rights of ingress or egress or other interests in, on or to any land, highway, street, road or avenue in, on, across, abutting or adjoining the Property and any strips and gores adjacent to or lying between the Property and any adjacent land and any appurtenances used in connection with the beneficial use and enjoyment of the Property owned by the Contributors and all right, title and interest, if any, of the Contributors in any land lying in the bed of any street opened or proposed in front of or adjoining the Property to the center line thereof.

“Assumed Debt” shall have the meaning set forth at Section 1.2(c).

“Assumption Agreement” shall have the meaning set forth at Section 3.3(b)(iv).

“Cash Consideration” shall have the meaning set forth at Section 1.2(d).

“Closing” or “Closing Date” shall have the meaning set forth at Section 3.2.

“Code” shall have the meaning set forth at Section 1.4.

“Consideration Election Period” shall have the meaning set forth at Section 1.2(e).

“Contracts” shall mean any equipment leases, janitorial contracts, on-site maintenance agreements, other maintenance agreements, waste disposal agreements, service contracts, vendor or supply contracts, insurance contracts, or other agreements affecting all or a portion of the Property or imposing any obligation upon the Operating Partnership upon acquisition of the Property.

“Contributor” and “Contributors” shall have the meaning set forth in the preamble.

“Contributors’ Agent” shall mean U.S. Advisor, LLC, a Virginia limited liability company.

“Contributor Claims” shall have the meaning set forth at Section 6.1.

“Contributor Consideration” shall have the meaning set forth at Section 1.2(d).

“Contributors’ Undertakings” shall have the meaning set forth at Section 6.5.

“Deed” shall have the meaning set forth at Section 3.3(a)(i)(A).

"Defaulted Contract” shall have the meaning set forth at Section 4.2(h).

“Defeasance” shall have the meaning set forth at Section 1.5(b).

“Defeasance Adjustment” shall have the meaning set forth at Section 1.5(b).

“Defeasance Fees” shall have the meaning set forth at Section 1.5(b).

"Demand” shall have the meaning set forth at Section 9.1(b).

“Deposit” shall have the meaning set forth at Section 1.2(b).

"Diligence Termination Notice” shall have the meaning set forth at Section 2.2.

“Due Diligence Material” shall have the meaning set forth at Section 2.2.

“Due Diligence Period” shall mean the period commencing on the date hereof and ending on the earlier of (x) the date that is thirty (30) days following the date hereof, as such Due Diligence Period may be extended in accordance with Section 2.2 hereof, or (y) a date that is earlier than thirty (30) days following the date hereof stated in any Approval Notice delivered to Contributors by the Operating Partnership.

“Early Defeasance Notice” shall have the meaning set forth in Section 1.5(b).

“Escrow Agent” shall have the meaning set forth at Section 1.2(a).

“Exchange Rights Agreement” shall mean that certain Exchange Rights Agreement executed by the General Partner and the Operating Partnership relating to the rights of limited partners in the Operating Partnership to exchange OP Units for shares in the General Partner.

“Existing Lender” shall have the meaning set forth at Section 1.5(a).

“Existing Loan” shall have the meaning set forth at Section 1.5(a).

“Existing Loan Documents” shall have the meaning set forth at Section 1.5(a).

“Existing Note” shall have the meaning set forth at Section 1.5(a).

“General Partner” shall have the meaning set forth at Section 4.2(l)(vi).

“Governmental Authority” shall mean any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental or quasi-governmental unit (federal, state, county, township, district, municipal, city, departmental or otherwise) whether now or hereafter in existence.

“Government Authorizations” shall mean all permits, licenses, approvals, consents and authorizations required to comply with all Legal Requirements, including, but not limited to: (i) zoning permits, variances, exceptions, special use permits, conditional use permits and consents; (ii) environmental, ecological, coastal, wetlands, air and water permits, licenses and consents; (iii) curb cut, subdivision, land use and planning permits, licenses, approvals and consents; (iv) building, sign, fire, health and safety permits, licenses, approvals and consents; and (v) architectural reviews, approvals and consents required under restrictive covenants.

“Improvements” shall mean the buildings and all other permanent improvements and structures including, without limitation, fixtures (excluding trade fixtures that are the property of tenants pursuant to the Leases, landscaping, signage, parking lots and structures, roads, drainage systems, all utility structures (whether above or below ground), equipment systems (to the extent the equipment systems are owned by the Contributors) and other infrastructure improvements, owned by the Contributors or in which the Contributors have an interest and located on the Real Property or required for the use of the Real Property.

“Indemnified Contributor Party” shall have the meaning set forth at Section 4.4(a).

“Indemnified OP Party” shall have the meaning set forth at Section 1.5(c).

“Independent Consideration” shall have the meaning set forth at Section 1.2(b).

“Initial Deposit” shall have the meaning set forth at Section 1.2(a).

"Initial Objection Period” shall have the meaning set forth at Section 2.1.

“Intangible Property” shall mean all intangible property (including any interest therein) owned by the Contributors, if any, with respect to the Real Property, including the Real Property and building name, including building or Real Property logos, if any, all contract rights, agreements, engineering trade names, licenses, (including all permits, certificates of occupancy, entitlements and other governmental and quasi-governmental authorizations) required in connection with the ownership, development, construction, operation or maintenance of the Property, warranties, water rights, zoning rights, architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property.

“Laws” shall mean all laws, statutes, ordinances, codes, rules, decrees and regulations of the United States of America or any state, commonwealth, city, county, township, municipality or department or agency thereof, or of any other Governmental Authority.

“Lease” and “Leases” shall have the meaning set forth at Section 4.2(f).

“Legal Requirements” shall mean all laws, regulations, rules, orders, writs, judgments, injunctions, decrees, certificates, requirements, agreements, conditions of participation and standards of any Governmental Authorities affecting the development, ownership, construction, condition and operation of the Property, whether now or hereinafter enacted or amended prior to Closing, including, but not limited to, all of the foregoing related to or affecting: (i) the Property or the construction, use or alteration thereof, including all zoning, building, fire, health, safety, sign, and subdivision regulations and codes; (ii) the Contributors’ interest in the Property; (iii) the Personal Property or the construction, use or alteration thereof; or (iv) the Contributors’ obligations with respect to the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq.

“Liens” means, regarding any real and personal property with respect to the Property, each of the following: all mortgages, deeds of trust, pledges, liens, options, charges, security interests, restrictions, prior assignments, encumbrances, covenants, encroachments, assessments, purchase rights, rights of others, licenses, easements, voting agreements, liabilities or claims of any kind or nature whatsoever, direct or indirect, including, without limitation, interests in or claims to revenues generated by such property.

“Losses” shall have the meaning set forth at Section 1.5(c).

“LP Admission Agreement” shall have the meaning set forth at Section 3.3(a)(vii).

“Material Taking” shall have the meaning set forth at Section 7.2.

“Must Cure Objections” shall have the meaning set forth at Section 2.1.

“New Lender” shall have the meaning set forth at Section 1.5(c).

“New Loan” shall have the meaning set forth at Section 1.5(c).

“New Loan Assumption Agreement” shall have the meaning set forth at Section 1.5.

“New Loan Documents” shall have the meaning set forth at Section 3.3(a)(v).

"New Objection” shall have the meaning set forth at Section 2.1.

"Objections” shall have the meaning set forth at Section 2.1.

“OP Partnership Agreement” shall have the meaning set forth at Section 3.3(a)(vi).

“OP Unit Consideration” shall have the meaning set forth at Section 1.2(d).

“OP Units” shall have the meaning set forth in Paragraph B of the Recitals.

“Operating Partnership” shall have the meaning set forth in the preamble.

“Operating Partnership Claims” shall have the meaning set forth at Section 6.2.

“Pay-Off Letter” shall have the meaning set forth at Section 1.5(a).

“Permitted Exceptions” shall mean, with respect to each Property: (i) only those title or survey exceptions or defects (including all encumbrances, restrictive covenants, governmental zoning and use requirements or any other exception to title and use of the Property) that are approved or deemed approved by the Operating Partnership in accordance with Section 2.1 herein; (ii) Liens, if any, for Property Taxes which are a lien but not due and payable as of the Closing Date; (iii) rights of tenants to possession as set forth in the Leases; and (iv) Liens securing the Loan Documents.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

“Personal Property” shall mean all machinery, furnishings, equipment, tools, signs, appliances, systems and all other tangible personal property used solely in connection with or located on the Property and all books and records and Intangible Property, which are owned by the Contributors and located on and used in connection with the Property.

“Property” shall mean: (i) the Real Property, Appurtenances and Improvements, subject only to Permitted Exceptions; (ii) all of the Contributors’ right, title and interest to the Personal Property; (iii) to the extent assignable, all of the Contributors’ interest in the Government Authorizations; (iv) all of the Contributors’ rights and interests under the Leases which are in effect on the date hereof and at Closing, together with any unapplied Security Deposits from the tenants thereunder; (v) all of the Contributors’ rights, title and interest, to the extent assignable, to all Intangible Property; and (vi) all of the Contributors’ rights and obligations arising from and after the Closing Date with respect to any Contracts expressly assumed by the Operating Partnership.

“Property Taxes” shall mean, with respect to the Property, all federal, state, county, municipal and local governmental taxes, assessments and charges of every kind or nature, general and special, ordinary and extraordinary, foreseen and unforeseen, including, but not limited to, all real estate taxes, and transit or transit district taxes or assessments, ad valorem, rent or similar taxes of every kind or nature affecting the Property (including any rental or similar taxes and license, building, occupancy, permit or similar fees levied in lieu of or in addition to general real or personal property taxes). Property Taxes shall not include any federal or state income tax, any income tax resulting from the transfer of the Property by the Contributors or any sales, use, single business, gross receipts, transaction privilege franchise and excise taxes, inheritance, gift or estate taxes of the Contributors or any capital stock and franchise taxes of the Contributors imposed by any governmental entity due to this transaction or the Contributor’s ownership of the Property.

“Purchase Documents” shall have the meaning set forth in Section 6.5.

“Real Property” shall mean, collectively, those certain parcels of land more particularly described on Exhibit B attached hereto.

“Rent Roll” and “Rent Rolls” shall have the meaning set forth at Section 4.2(f).

“SEC” shall have the meaning set forth at Section 4.2(l)(vi).

“Security Deposits” shall mean and include, with respect to each Property, all security deposits, escrow deposits, reserve funds, security interests, letters of credit, pledges, prepaid rent or other sums, deposits or interests held by the Contributor or by any other Persons for the benefit of the Contributor with respect to the Leases.

“Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excises, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, and (b) any liability in respect of any of the items in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Title Company” shall mean Land Services USA, Inc., having an address at 1835 Market Street, Suite 420, Philadelphia, PA 19103.

“Title Premiums” shall have the meaning set forth at Section 1.5(c)(i).

"Title Report” shall have the meaning set forth at Section 2.1.

“Total Contributor Consideration” shall have the meaning set forth at Section 1.2.

“Total OP Unit Holder Consideration” shall mean the dollar equivalent value of the total Contributors’ Consideration (including any cash) received by the Contributors who opt to receive OP Unit Consideration.

“Transfer” shall have the meaning set forth at Section 4.2(m)(i).

“Transfer Documents” shall have the meaning set forth at Section 3.3(a)(i).

“USSH Asset Management Fee” shall mean, in connection with Section 8.17, an aggregate lump-sum asset management fee payable to U.S. Select Holdings LLC, a Delaware limited liability company, by the Contributors, which USSH Asset Management Fee shall be in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00).

EXHIBIT B
TO
CONTRIBUTION AGREEMENT

Legal Descriptions of the Real Property

All that certain lot or parcel of land situate in the City of Little Rock, County of Pulaski, State of Arkansas, and being more particularly described as follows:

Part of the NE1/4 NE1/4, Section 36, Township 2 North, Range 14 West, Pulaski County, Arkansas, more particularly described as: Commencing at the Southwest corner of said NE1/4 NE1/4; thence South 88 degrees 26 minutes 21 seconds East along the South line of said NE1/4 NE1/4 a distance of 620.57 feet to the point of beginning; thence North 24 degrees 10 minutes 19 seconds West a distance of 495.19 feet to a point; thence North 65 degrees 12 minutes 07 seconds East, a distance of 1044.06 feet to a point on the East line of said NE1/4 NE1/4; thence South 01 degrees 52 minutes 59 seconds West along said East line a distance of 909.65 feet to the Southeast corner of said NE1/4 NE1/4; thence North 88 degrees 26 minutes 21 seconds West along the South line of said NE1/4 NE1/4 a distance of 715.40 feet to the point of BEGINNING.

EXHIBIT C
TO
CONTRIBUTION AGREEMENT

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For United States tax purposes (including section 1445 of the Code), the owner of a disregarded entity (which has legal title to a United States real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Independence Realty Operating Partnership, LP, a Delaware limited partnership (the “Company”) that the withholding of tax is not required upon the contribution of the Property by [ ], a [ ] (the “Contributor”), to the Company, which transfer occurred on [ ], the undersigned hereby certifies the following on behalf of Contributor:

1. Contributor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder), or a non-resident alien for United States federal income tax purposes;

2. Contributor is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii);

3. Contributor’s employer identification number (or Contributor’s social security number, if Contributor is an individual) is       ; and

4. Contributor’s [office][home] address is:

5. The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punishable by fine, imprisonment or both.

6. Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Contributor.

7. Capitalized terms which are used but not otherwise defined herein shall have the meanings ascribed to them in that certain Contribution Agreement, dated     , 2014.

Dated:

[      ]

By:

EXHIBIT D
TO
CONTRIBUTION AGREEMENT

CONFIDENTIAL PURCHASER QUESTIONNAIRE

Contributors should initial whichever of the following statements are true. The undersigned Contributor (“Contributor”) hereby represents and warrants that such Contributor’s responses to this questionnaire are true and correct.

INITIALS
(i) If Contributor is an individual, Contributor certifies that
Contributor has a net worth (jointly with Contributor’s spouse, if any) in excess of $1,000,000 (valuing Contributor’s assets on the basis of their current fair market value, but excluding
Contributor’s primary residence and excluding indebtedness (up to the value of the primary residence) secured by the primary
residence).

(ii) If Contributor is an individual, Contributor certifies that
Contributor had individual income for each of the years 2012 and
2013 in excess of $200,000 and has a reasonable expectation of reaching the same income level in 2014.

(iii) If Contributor is an individual, Contributor certifies that he or she and his or her spouse had a joint income for each of the years 2012 and 2013 in excess of $300,000 and has a reasonable expectation of reaching the same income level in 2014.

(iv) If Contributor is an entity (other than a trust), it certifies that it has assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Units.
(v) If Contributor is a trust, it certifies that it has total assets in excess of $5,000,000, that it investment in the Units is being directed by a person having such knowledge and experience in financial and business matters as to evaluate the merits and risks of such an investment, and that it was not formed for the specific purpose of acquiring the Units.

(vi) If Contributor is an entity (other than a trust), it certifies that all of its equity owners satisfy the standards set forth in (i), (ii), (iii), (iv) or (v) above.
(vii) None of the standards set forth in (i), (ii), (iii), (iv), (v) or (vi) above apply.

State of Primary Residence (as to individuals)/Principal Place of Business (as to entities):

Name of Contributor (if an entity):
Signature of Contributor(s) (if an individual)	By:

Print Name of Contributor(s) (if an	Name/Title:
individual):

SCHEDULE A
TO
CONTRIBUTION AGREEMENT

CONTRIBUTION CONSIDERATION

Contributor	Percentage Ownership of Property
USA Carrington Park 1, LLC	1.910%

USA Carrington Park 2, LLC	0.851%

USA Carrington Park 3, LLC	1.760%

USA Carrington Park 4, LLC	2.417%

USA Carrington Park 5, LLC	2.417%

USA Carrington Park 6, LLC	3.404%

USA Carrington Park 7, LLC	5.549%

USA Carrington Park 8, LLC	7.660%

USA Carrington Park 9, LLC	2.553%

USA Carrington Park 10, LLC	2.949%

USA Carrington Park 11, LLC	3.713%

USA Carrington Park 12, LLC	2.477%

USA Carrington Park 13, LLC	1.782%

USA Carrington Park 14, LLC	1.782%

USA Carrington Park 15, LLC	3.772%

USA Carrington Park 16, LLC	2.559%

USA Carrington Park 17, LLC	2.146%

USA Carrington Park 18, LLC	5.471%

USA Carrington Park 19, LLC	5.547%

USA Carrington Park 20, LLC	19.898%

USA Carrington Park 21, LLC	2.949%

USA Carrington Park 22, LLC	13.617%

USA Carrington Park 23, LLC	2.817%

TOTAL:	100%

SCHEDULE 2.2
TO
CONTRIBUTION AGREEMENT

Due Diligence Material

1	Most Recent ALTA/ACSM As-Built Survey

2	Construction Plan Drawings and Specification Books, to be made available on site, if any

3	Copies of permits and licenses related to or affecting the Property

4	Most Recent City and Fire Inspection Reports, if any

5	Certificate of Occupancy, if any

6	Construction Contracts for significant repairs within the last 24 months

7	Environmental reports prepared for the Seller, including asbestos and environmental audits and analyses

8	Standard form of apartment lease

9	Existing Tenant Leases and occupancy agreements to be made available on site

10	Existing Vendor List (including name, address, phone number, and contact)

11	Copies of all Service and Operating Contracts

12	List of Personal Property

13	Insurance Claims History/Loss Runs for the Past Three Years

14	Current property, liability, rent loss and other insurance certificates

15	Leasing/Marketing Materials

16	Site Plan

17	Warranties, if any

18	Utility Account List (including names/addresses of utility companies; account numbers; contact names)

19	Real Estate Tax Bills for the Past Two Years

20	Property Financial and Operating Statements for 2011, 2012, 2013 and YTD 2014

21	Capital Expenditure Summary for 2011, 2012, 2013 and YTD 2014

22	Property Operating Budgets, if available

23	Current Rent Roll

24	Payment histories

25	Engineering reports, if available

26	Property management contract

27	Tenant concession schedule

28	Bank statements for the past 12 months

29	Aged Payables and Receivables schedule

30	Payroll schedule

31	Existing title policy and all documents and instruments referenced therein

32	List of all pending or threatened litigation relating to Contributors or the Property

33	All other materials in the possession and control of Contributors which Operating Partnership may reasonably request

SCHEDULE 4.2(f)
TO
CONTRIBUTION AGREEMENT

Rent Roll

[TO BE ATTACHED]

SCHEDULE 4.2(h)
TO
CONTRIBUTION AGREEMENT

Contracts

[TO BE ATTACHED]

SCHEDULE 4.2(j)
TO
CONTRIBUTION AGREEMENT

Litigation and Judgments

[TO BE ATTACHED]

SCHEDULE 4.2(k)
TO
CONTRIBUTION AGREEMENT

FIRPTA Matters

[TO BE ATTACHED]

SCHEDULE 4.2(n)
TO
CONTRIBUTION AGREEMENT

Security Deposits

[TO BE ATTACHED]